As  filed  with  the Securities and Exchange Commission on June 6, 1997
                                                     Registration    No.
                                                                        ------
==============================================================================
                  SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549
                            -----------------
                               FORM S-3
                         REGISTRATION STATEMENT
                                  UNDER
                       THE SECURITIES ACT OF 1933
                            -----------------

                        CHATEAU COMMUNITIES, INC.
          (Exact name of Registrant as specified in its charter)

          MARYLAND                                    38-3132038

(State or other jurisdiction of                       (IRS Employer
incorporation or organization)                              Identification
No.)
                           6430 SOUTH QUEBEC STREET
                          ENGLEWOOD, COLORADO  80111
                                (303) 741-3707
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            -----------------

                               GARY P. MCDANIEL
                           6430 SOUTH QUEBEC STREET
                          ENGLEWOOD, COLORADO  80111
                                (303) 741-3707
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------

                                  COPIES TO:
                           JAY L. BERNSTEIN, ESQ.
                               ROGERS & WELLS
                               200 PARK AVENUE
                          NEW YORK, NEW YORK  10166
                               (212) 878-8000
                            -----------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of the Registration Statement as determined by market conditions.

       If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. <square>

       If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. <checked-box>

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. <square> ________

       If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. <square> ________

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. <square>




                                     CALCULATION OF REGISTRATION FEE

==============================================================================================================================
     Title of Class of          Amount to be          Proposed Maximum      Proposed Maximum Aggregate           Amount of
     Securities Being            Registered        Offering Price Per Share       Offering Price             Registration Fee
        Registered
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value          5,271,941             $26.125(a)                $137,729,459                     $41,736
$.01 per share
==============================================================================================================================

(a) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and based on the average of the high and low sale prices of the Common Stock reported on the New York Stock Exchange on June 2, 1997.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================
NB106499.3
PAGE

                             Subject to Completion
                   Preliminary Prospectus Dated June 6, 1997
PROSPECTUS
----------
                      5,271,941 SHARES
                  CHATEAU COMMUNITIES, INC.
                        COMMON STOCK

This Prospectus relates to the possible offer and sale from time to time of up to 5,271,941 shares (the "Secondary Shares") of common stock, par value $.01 per share (the "Common Stock"), of Chateau Communities, Inc. (the "Company") by persons who may have received such shares without registration (the "Selling Stockholders"). The Secondary Shares may be offered in amounts and on terms to be set forth herein or in one or more supplements to this Prospectus (each, a "Prospectus Supplement"). The registration of the Secondary Shares to which this Prospectus relates does not necessarily mean that any of the Secondary Shares will be sold by the Selling Stockholders.

The Common Stock is listed on the New York Stock Exchange under the symbol "CPJ." To ensure that the Company maintains its qualification as a real estate investment trust (a "REIT"), ownership by any person is limited to 7% of the outstanding shares of capital stock, with certain exceptions. See "Restrictions on Transfer of Capital Stock."

The Selling Stockholders from time to time may offer and sell the Secondary Shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." Each of the Selling Stockholders reserves the right to accept or reject, in whole or in part, any proposed purchase of the Secondary Shares.

The Company will not receive any of the proceeds from the sale by the Selling Stockholders of any of the Secondary Shares, but has agreed to bear certain expenses of registration of the Secondary Shares under Federal and state securities laws.

The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of the Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Secondary Shares may be deemed to be underwriting commissions or discounts under the Securities Act.


                            =========================


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                             ========================

                THE DATE OF THIS PROSPECTUS IS          , 1997.
                                              ----------

Information  contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PAGE

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                             AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Company files its reports, proxy statements and other information with the Commission electronically. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is listed on the New York Stock Exchange ("NYSE") and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York, 10005.

      The Company has filed with the Commission a registration statement (of which this Prospectus is a part) on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Secondary Shares. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission, and in the exhibits thereto. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Secondary Shares, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Commission and its regional offices listed below.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by Chateau Communities, Inc. with the Commission pursuant to the Exchange Act are incorporated by reference herein and made a part hereof:

      1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (Commission File No. 1-12496).

      2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997 (Commission File No. 1-12496).

      3. The Company's Current Report on Form 8-K, dated May 30, 1997, filed with the Commission pursuant to the Exchange Act (Commission File No. 1-12496).

                                        2
PAGE

      4. The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A, filed pursuant to the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

      All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the termination of the offering of all Secondary Shares shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such document.

      Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information incorporated by reference into this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference to the
information  that this Prospectus  incorporates).   Written  requests  for  the
information described in this paragraph shall be directed to: Chateau Communities, Inc., 6430 South Quebec Street, Englewood, Colorado 80111.

                                  THE COMPANY

      The Company is a self-administered and self-managed equity real estate investment trust ("REIT") that was formed in 1993 to continue and expand the property operations and business objectives of ownership, management, leasing, expansion, development and acquisition of manufactured home communities previously conducted by Chateau Estates, a Michigan co-partnership ("Chateau"). On February 11, 1997, the Company completed a strategic merger of equals (the "Merger") with ROC Communities, Inc. ("ROC"), in which ROC merged with a special-purpose merger subsidiary of the Company. As a result of the Merger, the businesses of the Company and ROC were combined, and the Company is now the largest owner/manager of manufactured home communities in the United States, based both on the number of communities and the number of residential homesites owned. As of March 31, 1997, the Company owned and operated 128 manufactured home communities (the "Properties") located in 27 states, with an aggregate of 42,986 homesites. The Company's portfolio is geographically diversified, with significant concentrations in the southeastern and midwestern United States, as well as the Pacific Coast states, permitting economies of scale in property management operations. The Company's portfolio is also diversified by resident orientation, with approximately 28% of the residential homesites in communities which are adult-oriented and 72% of residential homesites in communities which are family-oriented. At March 31, 1997, approximately 94.1% of the Company's homesites were occupied. In addition, the Company fee manages 6,953 residential homesites in 34 communities. Also at March 31, 1997, the Company owned undeveloped land adjacent to existing communities containing approximately 4,200 expansion sites which are zoned for manufactured housing.

      The Company conducts substantially all of its activities through CP Limited Partnership, a Maryland limited partnership (the "Operating Partnership") in which as of March 31, 1997, the Company owned, directly and through ROC (the other general partner of the Operating Partnership), an approximate 90% general partner interest. As general partners of the Operating Partnership, the Company and ROC have unilateral control and complete responsibility for the management of the Operating Partnership and over each of the Properties. The Company's Common Stock is listed on the NYSE under the Symbol "CPJ."

      The Company's and the Operating Partnership's executive and principal property management offices are located at 6430 South Quebec Street, Englewood, Colorado 80111 and their telephone number is (303) 741-3707. The Company and the Operating Partnership have regional property management offices in Clinton Township, Michigan; Indianapolis, Indiana; Tampa, Florida; and Atlanta, Georgia.


                      RATIO OF EARNINGS TO FIXED CHARGES

                             Three months ended                      YEAR ENDED DECEMBER 31,
                                                         -------------------------------------------------------
                                MARCH 31, 1997        1996          1995          1994         1993         1992
                             ------------------       ----          ----          ----         ----         ----
Ratio of earnings
  to fixed charges.......           2.03              2.24          2.12          3.47         1.31         1.20
Ratio of funds from
operations                          3.25              3.11          2.99          4.66         1.82         1.65
  to fixed charges.......


      Ratio of earnings to fixed charges represents income before extraordinary item plus fixed charges to fixed charges (principally interest and amortization of deferred financing costs). Ratio of funds from operations to fixed charges represents funds from operations plus fixed charges to fixed charges. Funds from operations, as used in the above table and as defined by the National Association of Real Estate Investment Trusts, means net income excluding gains (or losses) from debt restructuring and sales of property plus depreciation and amortization. Management believes that funds from operations is an important and widely sued measure of the operating performance of REITs which provides a relevant basis for comparison among REITs. Funds from operations (i) does not represent cash flow from operations as defined by generally accepted accounting principles) (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities and (iii) is not an alternative to cash flows as a measure of liquidity. Funds from operations does not represent cash generated from operating activities as defined by generally accepted accounting principles and, therefore, should not be considered as an alternative to net income as the

                                        4
PAGE
primary indicator of operating performance or to cash flows as a measure of liquidity, nor does it indicate that cash flows are sufficient to fund all cash needs. The ratios for 1993 include the ratio for certain predecessors of the Company and the Operating Partnership. The ratios for 1992 represent the ratios of the same predecessors. To date, the Company has not issued any Preferred Stock. Consequently, the ratios of earnings to combined fixed charges and preferred stock dividends would not be any different from the ratios of earnings to fixed charges shown above.


                          DESCRIPTION OF COMMON STOCK

STOCK - GENERAL

      The Company's Articles of Incorporation, as amended and supplemented (the "Charter"), provide that the Company may issue up to 92,000,000 shares of capital stock, currently consisting of 90,000,000 shares of Common Stock (par value $.01 per share) and 2,000,000 shares of Preferred Stock (par value $.01 per share), of which, at April 30, 1997, 25,175,114 shares of Common Stock were issued and outstanding. Up to 2,198,000 shares of Common Stock have been reserved for issuance under the Company's stock option and incentive plans. In addition, 2,756,057 shares of Common Stock are reserved for issuance upon the conversion of outstanding units of limited partner interest ("OP Units") in the Operating Partnership. The Board of Directors has the authority to classify or reclassify any authorized but unissued shares of capital stock into one or more classes or series (including classes or series of preferred stock) and to establish the terms of such classes or series. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations. The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) the Charter and (ii) the Company's By-Laws (the "By-Laws"), which documents are exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

      The following description of the Common Stock sets forth certain general terms and provisions of the Common Stock which may be offered by the Selling Stockholders from time to time hereunder. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Company's Charter and its By-Laws. The Common Stock is listed on the NYSE under the symbol "CPJ." The transfer agent and registrar for the Common Stock is The Huntington National Bank.

          All shares of Common Stock offered hereby will, when issued, be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Company's Charter regarding "Excess Stock" (as defined below), holders of shares of Common Stock will be entitled to receive dividends on such stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. The Company currently pays quarterly dividends to holders of Common Stock.

      Subject to the provisions of the Company's Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. In the election of directors, each outstanding shares of Common Stock entitles the holder to one vote for each director to be elected, but there is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

      Holders of shares of Common Stock have no conversion, sinking fund, redemption rights or preemptive rights to subscribe for any securities of the Company.

                                        5
PAGE

      Subject to the provisions of the Company's Charter regarding Excess Stock, shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

      Pursuant to Maryland law, a corporation generally cannot dissolve, amend its Charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Charter. The Company's Charter does not provide for a lesser percentage in such situations.


                   RESTRICTIONS ON TRANSFER OF CAPITAL STOCK

      For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), shares of Common Stock must be beneficially owned by 100 or more persons during at least 335 days of the taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. (See "Federal Income Tax Considerations").

      Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Charter, subject to certain exceptions, provides that, except as otherwise provided below, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 7% (the "Ownership Limit") of the number or value of the issued and outstanding stock of the Company (or such greater percentage up to 9.8% as shall be determined by the Board of Directors). The Company's Board of Directors, upon receipt of a ruling from the IRS and upon such other conditions as the Board of Directors may direct, may also exempt a proposed transferee from the Ownership Limit. As a condition of such exemption, the intended transferee must give written notice to the Company of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the Ownership Limit. The Board of Directors of the Company may require such opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to determine or ensure the Company's status as a REIT. Any transfer of shares of Common Stock or Preferred Stock that would (i) create a direct or indirect ownership of shares of stock in excess of the Ownership Limit, (ii) result in the shares of stock being owned by fewer than 100 persons, or (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT.

      The Company's Charter excludes certain predecessors of the Company (the "Chateau Contributing Parties") from the Ownership Limit. Each of John A. Boll and J. Peter Ministrelli (and certain persons related to each of them) is exempt from the Ownership Limit up to a maximum level of 14.1% and 10.0%, respectively.

      Any purported transfer of shares that would result in a person owning shares of capital stock in excess of the Ownership Limit or cause the Company to become "closely held" under Section 856(h) of the Code that is not otherwise permitted as provided above will constitute excess shares ("Excess Stock"), and shall be deemed to have been transferred to such person or persons (who are unaffiliated with the Company and the purported transferee), as designated from time to time by the Company, who shall serve as Trustee or Co-Trustees, as the case may be, of a Trust for the exclusive benefit of one or more organizations described in Sections 170(b)(1)(A) and 170(c) of the Code, as Beneficiary of such Trust. While this Excess Stock is held in trust, any dividends or other distributions shall be paid to the Trustee and the Trustee shall be deemed to hold an irrevocable proxy to vote the shares. Subject to the Ownership Limit, the Excess Stock may be retransferred by the trustee to any person (if the Excess Stock would not be Excess Stock in the hands of such person). The

                                        6
PAGE

Purported Beneficial Transferee shall receive the lesser of (i) the price per share which such Purported Beneficial Transferee paid for the Common Stock or Preferred Stock, as the case may be, in the purported Transfer that resulted in the Excess Stock or, if the Purported Beneficial Transferee did not give value for such Excess Stock (through a gift, devise or other transaction), a price per share equal to the Market Price for the shares of the Excess Stock on the date of the purported Transfer that resulted in the Excess Stock, and (ii) the price per share received by the Trustee from the sale or other disposition of the shares of Excess Stock held by the Trust. Any proceeds in excess of the amount payable to the Purported Beneficial Transferee shall be payable to the Beneficiary.

      If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any Excess Stock may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring such Excess Stock and to hold such Excess Stock on behalf of the Company.

      In addition, Excess Stock shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of
(i) the price per share in the transaction that created such Excess Stock (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price of the Common Stock or Preferred Stock to which such Excess Stock relates on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the Transfer which resulted in such Excess Stock and (ii) the date the Board of Directors determines in good faith that a Transfer resulting in Excess Stock has occurred, if the Company does not receive a notice of such Transfer.

      All certificates representing shares of stock will bear a legend referring to the restrictions described above.

      All persons who own directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 1/2 of 1% and 5%, as provided in the rules and regulations promulgated under the Code) of the number or value of the outstanding shares of stock of the Company must give written notice of such ownership to the Company by January 31 of each year. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of Common Stock or Preferred Stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock or Preferred Stock (if issued and outstanding) might receive a premium for their shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest.


                             SELLING STOCKHOLDERS

      The Secondary Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders named below. The following table sets forth the names of and the number and percentage of shares of Common Stock beneficially owned by each Selling Stockholder and the number and percentage of shares of Common Stock beneficially owned by each Selling Stockholder upon completion of the offering of the Secondary Shares. Since the Selling Stockholders may sell all, some or none of their Secondary Shares, no estimate can be made of the actual aggregate number of Secondary Shares that will be offered hereby. The number and percentage of shares of Common Stock provided in the following table represent the number and percentage of shares of Common Stock the Selling Stockholders hold plus the number of shares of Common Stock into which OP Units held by the Selling Stockholders may be exchanged, and the number of shares of Common Stock the Selling Stockholders have the right to acquire within 60 days from the date of this Prospectus by exercise of outstanding stock options. For the purpose of determining the percentage of shares of Common Stock beneficially owned by each Selling Stockholder, OP Units and outstanding stock options held by each Selling Stockholder are deemed to have been exchanged, converted or exercised by or on behalf of such Selling

                                        7
PAGE

Stockholder, but shall not be deemed to have been exchanged, converted or exercised for the purpose of determining the percentage of shares of Common Stock beneficially owned by any other Selling Stockholder.


                                   Shares Beneficially Owned Before                           Shares Beneficially Owned After
                                               Offering                                                    Offering
NAME                                   Number of                              Shares
                                         SHARES            Percent           Offered            Number       Percent
                                       ----------          --------         ----------        ---------      -------
John A. Boll (1)                          3,336,718           11.7           3,336,718                0        *

The John A. and Marlene L. Boll             240,305           *                240,305                0        *
Foundation (2)

John A. Boll Irrevocable Trusts             189,690           *                189,690                0        *
(3)

J. Peter Ministrelli(4)                   2,504,476           9.0              216,836        2,287,640        8.3

Joe P. Ministrelli, Revocable               270,739           1.1              270,739                0        *
Trust

Leonard Maas                                234,958           *                234,958                0        *

Thomas Maas                                 125,076           *                125,076                0        *

Steven Maas                                 125,076           *                125,076                0        *

Robert Land                                  89,443           *                 89,443                0        *

Paul C.Kanavos Investment Ltd                74,973           *                 74,973                0        *

Peter J. Kanavos, Jr. Investment             74,971           *                 74,971                0        *
Ltd.

Mark D. Kanavos Investment, Ltd.             74,971           *                 74,971                0        *

William A. Saba                              67,091           *                 67,091                0        *

Ruth Land                                    42,647           *                 42,647                0        *

George Kloote                                32,868           *                 32,868                0        *

Phyllis Wieher                               17,253           *                 17,253                0        *

Bernard Murphy                                9,397           *                  9,397                0        *

Beaver Creek Arts Foundation                  5,742           *                  5,742                0        *

Knox Presbyterian Church                      5,742           *                  5,742                0        *

Alex Terick, Revocable Trust                  5,000           *                  5,000                0        *

Regina S. Terick, Revocable                   5,000           *                  5,000                0        *
Trust

Detroit Symphony Orchestra Hall,              4,593           *                  4,593                0        *
Inc.

Karmanos Cancer Institute                     4,593           *                  4,593                0        *

Spring Hill Camps                             3,828           *                  3,828                0        *

                                        8
PAGE

NAME                                   Number of                              Shares
                                         SHARES            Percent           Offered            Number       Percent
                                       ----------          --------         ----------        ---------      -------

Cornerstone Schools Association               3,828           *                  3,828                0        *

Macomb Young Men's Christian                  3,828           *                  3,828                0        *
Association

William Tyndale College                       2,871           *                  2,871                0        *

Christian Business Men's                      1,990           *                  1,990                0        *

Committee of USA, Inc.

Walk Thru the Bible Ministries,               1,914           *                  1,914                0        *
Inc.


-----------------------------
*     Indicates less than 1%

1. Reflects 2,629,876 shares of Common Stock, 685,482 OP Units, exchangeable (subject to the provisions of the partnership agreement of the Operating Partnership) on a one-for-one basis for shares of Common Stock and options to purchase 21,360 shares of Common Stock. Shares of Common Stock and OP Units are either held directly by Mr. Boll or by Chateau Estates, a Michigan co-partnership owned by Mr. Boll together with his spouse. The shares shown do not include the shares held by the John A. and Marlene L. Boll Foundation or the John A. Boll Irrevocable Trusts. John A. Boll is Chairman of the Board of Directors of the Company.

2. John A. Boll, the trustee of the Foundation, is the Chairman of the Board of Directors of the Company, and is deemed to be the beneficial owner of such shares.

3. John A. Boll, the trustee of the Trusts, is Chairman of the Board of Directors of the Company, and is deemed to be the beneficial owner of such shares.

4. Reflects 2,287,649 shares of Common Stock and 216,836 OP Units exchangeable (subject to the provisions of the partnership agreement of the Operating Partnership), on a one-for-one basis, for shares of Common Stock. Shares of Common Stock and OP Units are owned directly by Mr. Ministrelli or by Ministrelli Construction Corporation, a company wholly owned by Mr. Ministrelli.



                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

      The following summary of material federal income tax considerations relevant to the Company is based upon current law, and is not intended as tax advice. The following discussion is not exhaustive of all possible tax considerations, and does not give a detailed discussion of any state, local, or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective holder of Common Stock in light of his or her particular investment or tax circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special

                                       9
PAGE
treatment under the federal income tax laws. The tax treatment of a holder of any Common Stock will also vary depending upon the terms of the specific securities acquired by such holder.

      The statements in this discussion are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS, and judicial decisions. No assurance can be given that legislative, judicial, or administrative changes will not affect the accuracy of any statements in this Prospectus with respect to transactions entered into or contemplated prior to the effective date of such changes.

      EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

      GENERAL. The Company elected to be taxed as a REIT under Sections 856 through 860 of the Code and applicable Treasury Regulations, commencing with its taxable year ended December 31, 1993. The Company believes that it was organized and has operated in a manner so as to qualify for taxation as a REIT under the applicable provisions of the Code, and the Company intends to continue to operate in such a manner. No assurance can be given, however, that the Company has operated in a manner so as to qualify or will operate in a manner so as to remain qualified as a REIT. Rogers & Wells, counsel to the Company ("Counsel"), has rendered an opinion that commencing with its taxable year ended December 31, 1993, the Company was organized in conformity with the requirements for qualification and taxation as a REIT, and the Company's proposed method of operation will enable it to continue to so qualify. It must be emphasized that Counsel's opinion is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters. In addition, Counsel's opinion is based upon factual representations of the Company concerning its business and properties and the business and properties of the Operating Partnership. Unlike a tax ruling, an opinion of counsel is not binding upon the IRS and no assurance can be given that the IRS will not challenge the status of the Company as a REIT. Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code,

                                        10
PAGE
discussed below, the results of which will not be reviewed by Counsel. Accordingly, no assurance can be given that the actual results of the Company's operations for any taxable year will satisfy such requirements. See "Failure to Qualify."

      The following is a description of the material aspects of the federal income tax consequences to the Company and its stockholders of the treatment of the Company as a REIT. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

      In any year in which the Company qualifies as a REIT, it generally will not be subject to federal corporate income tax on that portion of its net income which is distributed currently to stockholders. However, the Company will be subject to federal income or excise tax as follows: (i) the Company will be taxed at regular corporate rates on any undistributed REIT taxable income and undistributed net capital gains; (ii) under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference, if any; (iii) if the Company has (1) net income from the sale or other disposition of "foreclosure property" (generally, property acquired by reason of a foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income; (iv) if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax; (v) if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the net income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability; (vi) if the Company should fail to distribute with respect to each calendar year at least the sum of (1) 85% of its REIT ordinary income for such year, (2) 95% of its REIT capital gain net income for such year, and (3) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed; (vii) if the Company acquires any asset from a C corporation (I.E., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation and the Company subsequently recognizes gain on the disposition of such asset during the 10-year period (the "Recognition Period") beginning on the date on which the asset was acquired by the Company (or the Company first qualified as a REIT), then the excess of (1) the fair market value of the asset as of the beginning of the applicable Recognition Period, over (2) the REIT's adjusted basis in such asset as of the beginning of such Recognition Period will be subject to tax at the highest regular corporate rate (pursuant to Treasury Regulations issued by the IRS which have not yet been promulgated).

      ORGANIZATIONAL REQUIREMENTS. The Code defines a REIT as a corporation, trust, or association (i) that is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;
(iv) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly (through the application of certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities); and
(vii) that has the calendar year as its taxable year. In addition, certain other tests, described below, regarding the nature of its income and assets must also be satisfied.

      The Code provides that conditions (i) through (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT.

      As a result of the Merger, ROC became a subsidiary of Chateau, with the intent that both the Company and ROC would continue to qualify as REITs for the purposes of the Code. The Company and ROC believe that they have satisfied and will continue to satisfy the requirements set forth in (i) through (vii) above. In addition, both the Company and ROC's Charters include certain restrictions regarding transfer of the their shares. These restrictions are intended (among other things) to assist the Company and ROC in continuing to satisfy the share ownership requirements described in conditions (v) and (vi) above. See "Description of Common Stock-Restrictions on Transfer." Moreover, to evidence compliance with these requirements, a REIT must maintain records which disclose the actual ownership of its outstanding stock. In fulfilling its obligations to maintain records, both the Company and ROC have and will continue to demand written statements each year from the record holders of designated percentages of their stock disclosing the actual owners of such Shares. A list of those persons failing or refusing to comply with such demand is maintained as a part of the their respective records. A stockholder failing or refusing to comply with such written demands must submit with his tax return a similar statement disclosing the actual ownership of the shares of stock and certain other information.

      The Company may have one or more "qualified REIT subsidiaries." A corporation that is a "qualified REIT subsidiary" is not treated as a separate corporation for federal income tax purposes, and all assets, liabilities and items of income, deduction, and credit of a "qualified REIT subsidiary" are treated as assets, liabilities, and items of the REIT. Thus, the Company's "qualified REIT subsidiaries" will not be subject to federal corporate income taxation, although they may be subject to state or local taxation.

      In the case of a REIT that is a partner in a partnership, the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to receive the income of the partnership attributable to such share. In addition, the character of assets and gross income of the partnership shall retain the same character in the hands of the REIT. Thus, the Company and

                                        11
PAGE

ROC's proportionate share of the assets, liabilities and items of income of the Operating Partnership, CCF, L.P. (the "Financing Partnership") and other partnerships in which the Operating Partnership holds an interest (the "Subtier Partnerships") should be treated as assets, liabilities and items of income of the Company and ROC, to the extent of their respective interest therein, for purposes of applying the requirements described herein. See "-Tax Aspects of the Company's Investments in Partnerships."

      ASSET TESTS. For the Company and ROC to maintain qualification as REITs, at the close of each quarter of its taxable year, each company must satisfy two tests relating to the nature of its assets. First, at least 75% of the value of such company's total assets must be represented by real estate assets (including (i) real property, (ii) stock or debt instruments purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of such Company and held for not more than one year following the receipt of such proceeds, (iii) interests in mortgages on real property, and (iv) shares in other REITs), cash, cash items (including receivables) and government securities. Second, although the remaining 25% of each Company's assets generally may be invested without restriction, securities in this class may not exceed either (i) 5% of the value of such Company's total assets as to any one non-governmental issuer, or (ii) 10% of the outstanding voting securities of any one issuer.

      The Company believes that it and ROC have, and will continue to be able to comply with the asset tests. More than 75% of the assets of each of the Company and ROC are real estate assets. In addition, neither Company holds any securities representing more than 10% of any one issuer's voting securities, other than any qualified REIT subsidiary or another qualified REIT, or securities of any one issuer exceeding 5% of the value of its gross assets. The securities of ROC held by the Company will not cause the Company to violate the asset tests as long as ROC qualifies as a REIT. If, however, ROC fails to qualify as a REIT for any reason, the Company would fail the asset tests because such securities will no longer qualify as real estate assets for purposes of the 75% asset test and the Company owns more than 10% of ROC's voting securities.

      After initially meeting the asset tests at the close of any quarter, neither the Company nor ROC will lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter as may be required to cure any noncompliance. However, there can be no assurance that such action will always be successful.


      INCOME TESTS. For the Company and ROC to maintain qualification as REITs, there are three separate percentage tests relating to the sources of each company's gross income which must be satisfied for each taxable year. First, at least 75% of each company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from (i) rents from real property (except as modified below); (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) gains from the sale or other disposition of real property, interests in real property and interests in mortgages on real property, other than gains from property held primarily for sale to customers in the ordinary course of the Company's trade or business; (iv) dividends or other distributions on shares in other REITs, as well as gain from the sale of such shares; (v) abatements and refunds of taxes on real property; (vi) income and gain derived from foreclosure property; (vii) commitment fees received or accrued for entering into agreements to make loans secured by mortgages on real property or to purchase or lease real property; and (viii) qualified temporary investment income. Second, at least 95% of each company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% gross income test, and from dividends, interest and gain from the sale or disposition of stock or other securities, or from any combination of the foregoing. Any payments made to the Company by a financial institution pursuant to a bona fide interest rate swap or cap agreement to hedge any variable rate indebtedness incurred or to be incurred to acquire or carry real property, or interests in real property, and any gain from the sale or other disposition of such agreement also will be included. Third, each company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property (including interests in real property and interests in mortgages on real

                                        12
PAGE
property) held for less than four years (other than foreclosure property and property involuntarily or compulsorily converted), (ii) stock or securities held for less than one year, and (iii) property in a transaction which is a prohibited transaction.

      Rents received from a tenant will qualify as "rents from real property" in satisfying the 75% or the 95% gross income tests described above only if several conditions (related to the identity of the tenant, the computation of rent payable and the nature of the property leased) are met. Neither company anticipates receiving rents in excess of a DE MINIMUS amount that fail to meet these conditions. Finally, for rents received to qualify as rents from real property, a REIT generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" which is adequately compensated from whom the REIT derives no revenue. The "independent contractor" requirement, however, does not apply to the extent that the services provided by the REIT are of a type that a tax exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Code, which includes those services provided which are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant".

      The Company believes that it and ROC have, and will continue to satisfy the gross income tests discussed above. The Company receives a significant amount of dividends from ROC, which will be qualifying income for purposes of the 95% gross income test, and for the 75% gross income test so long as ROC qualifies as a REIT. In addition, the majority of both the Company and ROC's income will be derived from their interests in the Operating Partnership and Subtier Partnerships, which income will, for the most part, qualify as "rents from real property" for purposes of the 75% and 95% gross income tests.

      The Operating Partnership will provide certain services with respect to its properties and any newly acquired manufactured housing community properties. The Company believes, however, that the services which it provides are usually or customarily rendered in connection with the rental of space for occupancy only, and therefore that the provision of such services will not cause the rents received with respect to any properties to fail to qualify as rents from real property for purposes of the 75% and 95% gross income tests. Further, the Company has obtained a private letter ruling from the IRS holding that certain services and amenities provided through the Operating Partnership will not cause its distributive share of rents paid by tenants to be excluded from the definition of rents from real property.

      The Operating Partnership will receive fees in exchange for the performance of certain management and administrative services relating to properties not owned by the Operating Partnership. Such management and administrative fees are not qualifying income for purposes of the 75% and 95% gross income tests. The Company and ROC's share of the aggregate amount of such fees and other non-qualifying income in any taxable year, however, should not cause either company to exceed the limits on non-qualifying income under the 75% or 95% gross income tests.

      If the Company or ROC fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company or ROC would be entitled to the benefit of these relief provisions. Even if these relief provisions apply, a tax would be imposed with respect to certain excess net income.

      ANNUAL DISTRIBUTION REQUIREMENTS. In order to qualify as REITs, both the Company and ROC are required to distribute dividends (other than capital gain dividends) to its stockholders each year in an amount which equals or exceeds
(A) the sum of (i) 95% of such company's REIT taxable income (computed without regard to the dividends paid deduction and the REIT's net capital gain) and
(ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that either company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income", as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. Furthermore, if either company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, it will be subject to a 4%

                                        13
PAGE
excise tax on the excess of such required distribution over the amounts actually distributed.
      Both the Company and ROC have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that either company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due primarily to the expenditure of cash for nondeductible expenses such as principal amortization or capital expenditures. To avoid any problem with the 95% distribution requirement, the Company and ROC will closely monitor the relationship between their REIT taxable income and cash flow and, if necessary, will borrow funds (or cause the Operating Partnership to borrow funds) in order to satisfy the distribution requirement.

      Under certain circumstances, a REIT may be able to rectify a failure to meet the distribution requirements by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

      FAILURE TO QUALIFY. If either the Company or ROC fails to qualify for taxation as a REIT in any taxable year and the special relief provisions do not apply, the Company (and ROC if it fails to qualify) will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which it fails to qualify will not be deductible, nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations in the Code, corporate distributees may eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company (and ROC if it fails to qualify) also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances either the Company or ROC would be entitled to such statutory relief.

TAX ASPECTS OF THE COMPANY'S INVESTMENT IN PARTNERSHIPS

      GENERAL. The Company and ROC hold direct and indirect interests in the Operating Partnership, the Financing Partnership and the Subtier Partnerships (together, the "Partnerships").

      The Company believes that each of the Partnerships are properly treated as partnerships for federal income tax purposes. If, however, either the Operating Partnership, the Financing Partnership and/or a Subtier Partnership was treated as an association taxable as a corporation, the Company would most likely fail to qualify as a REIT. See "Federal Income Tax Considerations-Taxation of the Company-Failure to Qualify". Furthermore, in such a situation, any Partnership treated as a corporation would be subject to corporate income taxes.

      TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The Operating Partnership was originally formed by way of contribution of properties which had appreciated in value (the "Chateau Properties") at the date of contribution. In addition, ROC, contributed or caused to be contributed properties, which were also appreciated, to the Operating Partnership and Financing Partnership immediately after the Merger (the "ROC Properties"). When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The Company also inherited most or all of the existing Book-Tax Differences with respect to OP Units previously exchanged by unitholders. The partnership agreements of the Operating Partnership and the Financing Partnership require allocations of income, gain, loss and deduction with respect to contributed properties to be made in a manner consistent with the special rules in Section 704(c) of the Code and the Treasury Regulations thereunder, which will tend to eliminate the Book-Tax Differences with respect to the ROC Properties and the Chateau Properties over the life of the Operating Partnership and the Financing Partnership. Under these rules, ROC and/or the Company and the initial contributors of the Chateau Properties who are OP unitholders are generally allocated lower amounts of depreciation deductions with respect to, and increased taxable gain on a sale of, the ROC or Chateau Properties, respectively. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed ROC Properties in the hands of the Operating Partnership and the Financing Partnership and the carryover basis of the contributed Chateau Properties in the hands of the Operating Partnership could cause the Company
(i) to be allocated lower amounts of depreciation  and other deductions for tax

                                        14
PAGE
purposes that it would be allocated if such properties had a tax basis equal to their fair market value at the time of acquisition and (ii) to be allocated lower amounts of taxable loss in the event of the sale of such a property at a book loss less than the economic or book loss allocated to it as a result of such sale. The foregoing principles also apply in determining the earnings and profits of the Company for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had the Company purchased the Chateau and ROC Properties and the OP Units exchanged at their respective fair market values.

TAXATION OF STOCKHOLDERS

      TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of its current and accumulated earnings and profits, such distributions are treated first as a tax-free return of capital to the stockholder, reducing the tax basis of a stockholder's Common Stock by the amount of such distribution (but not below zero), with distributions in excess of the stockholder's tax basis taxable as capital gains (if the Common Stock is held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

      In general, any loss upon a sale or exchange of Common Stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gains.

           BACKUP WITHHOLDING. The Company will report to its domestic stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such stockholder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A domestic stockholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any stockholders who fail to certify their non-foreign status to the Company. See "-Taxation of Foreign Stockholders" below.

      TAXATION OF TAX-EXEMPT STOCKHOLDERS. Distributions by the Company to a stockholder that is a tax-exempt entity generally should not constitute unrelated business taxable income ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code, and that the shares are not otherwise used in an unrelated trade or business by such tax-exempt entity. In addition, under certain circumstances, qualified trusts that own more than 10% (by value) of the Company's shares may be required to treat a certain percentage of dividends as UBTI. This requirement will only apply if the Company is a "pension-held REIT." The restrictions on ownership in the Company's Charter should prevent the Company from being treated as a pension-held REIT.

      TAXATION OF FOREIGN STOCKHOLDERS. The rules governing United States federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S.

                                        15
PAGE

Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws with regard to an investment in shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

      In general, Non-U.S. Stockholders will be subject to regular United States federal income taxation with respect to their investment in shares of Common Stock in the same manner as a U.S. Stockholder (i.e., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Stockholder of a trade or business in the United States. A Non-U.S. Stockholder that is a corporation and that receives income with respect to its investment in shares of Common Stock that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States may also be subject to the 30% branch profits tax imposed under Section 884 of the Code, which is payable in addition to the regular United States corporate income tax. The following discussion addresses only the United States federal income taxation of Non-U.S. Stockholders whose investment in shares of Common Stock is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in shares of Common Stock may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

      Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Distributions made by the Company in excess of its current and accumulated earnings and profits will not be taxable to a stockholder to the extent they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis of the Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares in the Company, as described below.

      As a result of a legislative change made by the Small Business Job Protection Act of 1996, effective for distributions made after August 20, 1996, the Company is required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

      For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with the conduct of a United States trade or business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard as to whether such distributions are designated by the Company as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to treaty exemption. The Company is required by Treasury Regulations to withhold 35% of any

                                        16
PAGE
distribution  to a Non-U.S. Stockholder that could be designated by the Company
as a capital gain  dividend.   This  amount  is creditable against the Non-U.S.
Stockholder's FIRPTA tax liability.

      Gain recognized by the Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its stock was held directly or indirectly by foreign persons. The Company believes that it is, and will continue to be a domestically controlled REIT and therefore, that the sale of its shares will not be subject to taxation under FIRPTA.

      If the gain on the sale of shares were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. Stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the shares would be required to withhold and remit to the IRS 10% of the purchase price.

      Notwithstanding the foregoing, gain from the sale or exchange of shares of Company stock not otherwise subject to FIRPTA and distributions made by the Company to Non-U.S. Stockholders that are designated as capital gain dividends (and are not attributable to the sale or other disposition of a United States real property interest) generally will not be taxable unless the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

OTHER TAX CONSIDERATIONS

      DIVIDEND REINVESTMENT PROGRAM. Stockholders participating in the Company's dividend reinvestment program will be deemed to have received the gross amount of any cash distributions which would have been paid by the Company to such stockholders had they not elected to participate. These deemed distributions will be treated as actual distributions from the Company generally. See "Federal Income Tax Considerations-Taxation of Stockholders." Participants in the dividend reinvestment program are subject to federal income tax on the amount of the deemed distributions to the extent that such distributions represent dividends or gains, even though they receive no cash. Shares of Common Stock received under the program will have a holding period beginning with the day after purchase, and a tax basis equal to their cost (which is the gross amount of the deemed distribution).

      STATE AND LOCAL TAXES. The Company and its stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

                             PLAN OF DISTRIBUTION

      This Prospectus relates to the possible offer and sale from time to time of any Secondary Shares by the Selling Stockholders. The Company has registered the Secondary Shares for resale to provide the holders thereof with freely tradeable securities, but registration of such shares does not necessarily mean that any of such shares will be offered or sold by the Selling Stockholders. The Company will not receive any proceeds from the offering or sale of Secondary Shares by the Selling Stockholders.

      The Selling Stockholders may from time to time offer the Secondary Shares in one or more transactions (which may involve block transactions) on the NYSE or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the NYSE, in the over-the-counter market, in negotiated transactions, through the writing of options on the Secondary Shares (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

                                        17
PAGE

      To the extent required at the time a particular offer of Secondary Shares is made, a Prospectus Supplement will be distributed that will set forth the names of any underwriters, dealers or agents and any commissions and other terms constituting compensation from such Selling Stockholders and any other required information.

      The Selling Stockholders may effect such transactions by selling Secondary Shares to or through broker-dealers or through other agents, and such broker-dealers or agents may receive compensation in the form of commissions from the Selling Stockholders, which will not exceed those customary in the types of transactions involved, and/or the purchasers of Secondary Shares for whom they may act as agent. The Selling Stockholders and any dealers or agents that participate in the distribution of Secondary Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Secondary Shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

      In the event of a "distribution" of the shares, the Selling Stockholders, any selling broker-dealer or agent and any "affiliated purchasers" may be subject to Rule 102 under the Exchange Act, which would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed.

      In order to comply with the securities laws of certain states, if applicable, the Secondary Shares may be sold only through registered or licensed brokers or dealers.


                                 LEGAL MATTERS

      The legality of the Secondary Shares , as well as legal matters described under "Federal Income Tax Considerations," will be passed upon for the Company by Rogers & Wells, New York, New York. Rogers & Wells will rely on Piper & Marbury L.L.P., Baltimore, Maryland, as to matters of Maryland law.


                                    EXPERTS

      The consolidated balance sheets as of December 31, 1996 and 1995, and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given the authority of that firm as experts in accounting and auditing.

====================================       ================================
NO  DEALER,  SALESPERSON   OR  OTHER
INDIVIDUAL  HAS  BEEN AUTHORIZED  TO
GIVE ANY INFORMATION  OR TO MAKE ANY
REPRESENTATIONS  OTHER  THAN   THOSE
CONTAINED IN THIS PROSPECTUS AND, IF
GIVEN  OR MADE, SUCH INFORMATION  OR                5,271,941 SHARES
REPRESENTATIONS  MUST  NOT BE RELIED
UPON  AS  HAVING BEEN AUTHORIZED  BY
THE COMPANY.   THIS  PROSPECTUS DOES
NOT CONSTITUTE AN OFFER  TO SELL, OR            CHATEAU COMMUNITIES, INC.
A SOLICITATION OF AN OFFER  TO  BUY,
THE SECURITIES OFFERED HEREBY IN ANY
JURISDICTION WHERE, OR TO ANY PERSON
TO  WHOM,  IT IS UNLAWFUL TO MAKE AN                  COMMON STOCK
OFFER OR SOLICITATION.   NEITHER THE
DELIVERY OF THIS PROSPECTUS  NOR ANY
SALE MADE HEREUNDER SHALL, UNDER ANY
CIRCUMSTANCES, CREATE AN IMPLICATION
THAT  THERE  HAS NOT BEEN ANY CHANGE
IN THE AFFAIRS  OF THE COMPANY SINCE
THE   DATE   HEREOF  OR   THAT   THE
INFORMATION  CONTAINED   HEREIN   IS
CORRECT  OR  COMPLETE AS OF ANY TIME
SUBSEQUENT TO THE DATE HEREOF.



           _______________




          TABLE OF CONTENTS

                                  PAGE                -----------------
                                  ----

Available Information...............2                     PROSPECTUS
Incorporation  of  Certain
Documents by Reference..............2                 -----------------
The Company.........................4
Ratio of Earnings to Fixed Charges..4
Description of Common Stock.........5
Restrictions on Transfer of Capital
Stock...............................6
Selling Stockholders................7
Federal Income Tax Considerations...9
Plan of Distribution...............17
Legal Matters......................18
Experts............................18                _______________, 1997



            _______________

=====================================      ===============================


                                PART II

              INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The  following  table  sets forth the estimated expenses to be incurred in
connection  with  the  issuance   and  distribution  of  the  securities  being
registered.

     Registration Fee ..........................................$41,736
     Printing or Copying Expenses ................................5,000
     Legal Fees and Expenses ....................................25,000
     Accounting Fees and Expenses ................................5,000
     Miscellaneous ..............................................10,000

Total...........................................................$86,736


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Charter limits the liability of the Company's directors and officers to the Company and its stockholders to the fullest extent permitted from time to time by Maryland law. Maryland law presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except to the extent that (i) it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

     The Charter and By-Laws require (or permit, as the case may be) the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by Maryland law. The Maryland General Corporation Law ("MGCL") permits a corporation to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and (x) was committed in bad faith or (y) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; PROVIDED, HOWEVER,that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The

PAGE
termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.


ITEM 16.  EXHIBITS

EXHIBIT NO.     DESCRIPTION

3.1+      Articles of Amendment and Restatement of the Company (1993)

3.2++++++  Articles of Amendment of the Company (1995)

3.3+++     Articles of Amendment of the Company (1997)

3.4++++    Amended and Restated By-Laws of the Company

3.6+++++ Amended and Restated Agreement of Limited Partnership of the Operating Partnership

4.1++      Form of Common Stock Certificates

5.1*       Opinion of Rogers & Wells

5.2*       Opinion of Piper & Marbury L.L.P.

8*         Opinion of Rogers & Wells Regarding Tax Matters

12         Statement of Computation of Ratio of Earnings to Fixed Charges

23.1       Consent of Rogers & Wells (included as part of Exhibit 5.1)

23.2       Consent of Piper & Marbury L.L.P. (included as part of Exhibit 5.2)

23.3*      Consent of Coopers & Lybrand L.L.P.

24         Power of Attorney (included on Page II-6)
__________________

*          To  be  filed  by   pre-effective  amendment  to  this  Registration
           Statement

+ Incorporated by reference to the Exhibits filed with the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1995 filed with the Commission on August 10, 1995 (Commission File No. 1-12496)

++ Incorporated by reference to the Exhibits filed with the Company's Registration Statement on Form S-11 filed with the Securities and Exchange Commission on November 10, 1993 (Commission File No. 33-69150)

+++ Incorporated by reference to the Exhibits filed with the Company's Current Report on Form 8-K, filed with the Commission on May 30, 1997 (Commission File No. 1-12496)

++++ Incorporated by reference to the Exhibits filed with the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, filed with the Commission on May 15, 1997 (Commission File No. 1-12496)

+++++ Incorporated by reference to the Exhibits filed with the Company's Form S-4, filed with the Commission on December 24, 1996 (Commission File No. 333-18807)

++++++ Incorporated by reference to the Exhibits filed with the Company's Form S-8, filed with the Commission on June 5, 1997

ITEM 17.  UNDERTAKINGS

     (a)   The registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all of the requirements for a filing on Form S-3 and have duly caused this Registration Statement to be signed on their respective behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 30th of May, 1997.

                                 CHATEAU COMMUNITIES, INC.

                                 By: /s/ TAMARA D. FISCHER
                                    -----------------------------------
                                    Tamara D. Fischer
                                    Chief Financial Officer

                           POWER OF ATTORNEY

   Each person whose signature appears below, hereby constitutes and appoints Gary P. McDaniel, C.G. Kellogg and Tamara D. Fischer, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including pre-effective and post-effective amendments, thereto, and to file the same, with exhibits thereto and any and all other documents filed as part of or in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such matters, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of such attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE                           TITLE                                  DATE

                                                                                 <D>

SIGNATURE                           TITLE                                         DATE

/s/  JOHN A. BOLL                   Chairman of the Board of Directors            May 30, 1997
-----------------------------
John A. Boll

/s/ GARY P. MCDANIEL                Director and Chief Executive Officer          May 30, 1997
-----------------------------
Gary P. McDaniel                    (Principal Executive Officer)

/s/ C.G. KELLOGG                    Director and President                        May 30, 1997
-----------------------------
C.G. Kellogg

/s/ TAMARA D. FISCHER               Chief Financial Officer (Principal Financial  May 30, 1997
-----------------------------
Tamara D. Fischer                   Accounting Officer)

/s/ EDWARD R. ALLEN                 Director                                      May 30, 1997
-----------------------------
Edward R. Allen

/s/ GEBRAN S. ANTON, JR.            Director                                      May 30, 1997
-----------------------------
Gebran S. Anton, Jr.

/s/ JAMES L. CLAYTON                Director                                      May 30, 1997
-----------------------------
James L. Clayton

/s/ STEVEN G. DAVIS                 Director                                      May 30, 1997
-----------------------------
Steven G. Davis

/s/ JAMES M. HANKINS                Director                                      May 30, 1997
-----------------------------
James M. Hankins

/s/ JAMES M. LANE                   Director                                      May 30, 1997
-----------------------------
James M. Lane

/s/ DONALD E. MILLER                Director                                      May 30, 1997
-----------------------------
Donald E. Miller

/s/ RHONDA G. HOGAN                 Director                                      May 30, 1997
-----------------------------
Rhonda G. Hogan

                                        ii-6

                                 EXHIBIT INDEX

EXHIBIT NO.                   DESCRIPTION

3.1+        Articles of Amendment and Restatement of the Company (1993)

3.2++++++   Articles of Amendment of the Company (1995)

3.3+++      Articles of Amendment of the Company (1997)

3.4++++     Amended and Restated By-Laws of the Company

3.6+++++    Amended and Restated Agreement of Limited Partnership of the
            Operating Partnership

4.1++       Form of Common Stock Certificates

5.1*        Opinion of Rogers & Wells

5.2*        Opinion of Piper & Marbury L.L.P.

8*          Opinion of Rogers & Wells Regarding Tax Matters

12          Statement of Computation of Ratio of Earnings to Fixed Charges

23.1        Consent of Rogers & Wells (included as part of Exhibit 5.1)

23.2        Consent of Piper & Marbury L.L.P. (included as part of Exhibit 5.2)

23.3*       Consent of Coopers & Lybrand L.L.P.

24          Power of Attorney (included on Page II-6)
__________________

*           To be filed by pre-effective amendment to this Registration
            Statement

+           Incorporated by reference to the Exhibits filed with the Company's
            Quarterly Report on Form 10-Q for the quarterly period ended June
            30, 1995 filed with the Commission on August 10, 1995 (Commission
            File No. 1-12496)

++          Incorporated by reference to the Exhibits filed with the Company's
            Registration Statement on Form S-11 filed with the Securities and
            Exchange Commission on November 10, 1993 (Commission File No. 33-
            69150)

+++         Incorporated by reference to the Exhibits filed with the Company's
            Current Report on Form 8-K, filed with the Commission on May 30,
            1997 (Commission File No. 1-12496)

++++        Incorporated by reference to the Exhibits filed with the Company's
            Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997, filed with the Commission on May 15, 1997 (Commission File No.
            1-12496)

+++++       Incorporated by reference to the Exhibits filed with the Company's
            Form S-4, filed with the Commission on December 24, 1996
            (Commission File No. 333-18807)

++++++      Incorporated by reference to the Exhibits filed with the Company's
            Form S-8, filed with the Commission on June 5, 1997


                                        II-7

                                                                                                                   EXHIBIT 12
                                                                                                                   ----------


                                          CP LIMITED PARTNERSHIP
                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                   Company/
                                              COMPANY                                             PREDECESSOR      PREDECESSOR
                        -------------------------------------------------------------------       -----------      -----------
                        For the Quarter    For the Year      For the Year      For the Year      For the Year     For the Year
                             Ended             Ended             Ended             Ended             Ended            Ended
                           March 31,       December 31,      December 31,      December 31,      December 31,     December 31,
                             1997              1996              1995              1994              1993             1992
                        ---------------    ------------      ------------      ------------      -------------    -------------
                                                   (Dollars in thousands)
EARNINGS:
   Income before
     extraordinary       $     5,588       $    16,100       $    13,979       $     14,897      $     3,931      $      2,921
charges
   Fixed charges               5,438            13,002            12,488              6,027           12,708            14,334
                         -----------       -----------       -----------       ------------      -----------      ------------
                         $    11,026       $    29,102       $    26,467       $     20,924      $    16,639      $     17,255
                         ===========       ===========       ===========       ============      ===========      ============
FIXED CHARGES:
   Interest expense      $     5,320       $    12,525       $    11,914       $      5,560      $    12,381      $     13,907
   Amortization of               108               437               538                436              296               396
     deferred financing
     costs
   Interest factor on
rental                            10                40                36                 31               31                31
     expense(1)
                         -----------       -----------       -----------       ------------      -----------      ------------
                         $     5,438       $    13,002       $    12,488       $      6,027      $    12,708      $     14,334
                         ===========       ===========       ===========       ============      ===========      ============
RATIO OF EARNINGS TO
  FIXED CHARGES                 2.03              2.24              2.12               3.47             1.31              1.20
                         ===========       ===========       ===========       ============      ===========      ============

(1)  Amount represents one third of all rental expense (the proportion deemed representative of the interest factor).



                                        Exh. 12-1